Las Vegas, Nevada, Coffee Pacifica, Inc. (OTCBB: CFPC) announced today that it has appointed Mr. Paul Khakshouri, a director, as the new Chief Operating Officer effective October 15, 2007. Mr. Khakshouri's additional duties and responsibilities include managing investor communication, liaison with coffee farmers in Jamaica, Columbia, Guatemala, Nicaragua and El Salvador, and incorporating them in the "Growers Direct" distribution system under the "Tree to Cup" umbrella.

Mr. Paul Khakshouri stated: "It is exciting times for us; additional new origins will translate in incremental increase in revenues. Recent record high coffee prices for New York "C" green beans bode well for our future business as more countries join our "Growers Direct" distribution system. We have imported and sold 356,000 lbs of Ethiopian coffees. PNG coffees are in full production and about 1 million lbs are expected to come to market in coming quarters while the famous Jamaican green beans are expected in December and January 2008. We will also continue to seek acquisition that will maximize shareholders value."

Coffee Pacifica, Inc. is a world-wide distributor and a marketer of the green bean coffee grown in Papua New Guinea and "Penlyne Castle" brand "Jamaican Blue Mountain" coffee grown by Blue Mountain Coffee Co-Operative Society Ltd ("BMCC") of Jamaica. Green bean coffee in Papua New Guinea is grown by Coffee Pacifica's shareholder-farmers in the Highland region's rich volcanic soils between the altitudes of 4,000 and 6,000 feet above sea level. Papua New Guinea coffee is well regarded by consumers for its uniqueness, consistency and special flavor characteristics. For more information about our coffee products, visit our website at www.coffeepacifica.com. Coffee Pacifica's wholly owned subsidiary, Uncommon Grounds Inc., established in 1984, is a coffee roasting and wholesale company based in Berkeley, California. Visit their website at www.uncommongrounds.net to purchase our roasted coffee beans.

Except for the historical matters contained herein, statements in this press release contain "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect the Company's current and future business and prospects. Actual results could differ materially, as a result of various risk factors including but not limited to: (1) competition in the markets for the Company's coffee; (2) the ability of the Company to execute its plans; and (3) other factors detailed in the Company's public filings with the SEC. By making these forward-looking statements, the Company can give no assurances that transactions described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this press release. This release should be read in conjunction with our Annual Report on Form 10-KSB and our other filings with the SEC through the date of this release, which identifies important factors that could affect the forward-looking statements in this release. In addition, factors that could cause actual results to differ materially from those contemplated in the statements include, without limitation, overall economic conditions, and other risks associated generally with green bean coffee business. These forward-looking statements are not guarantees of future performance.

Malone & Associates, LLC, Corporate Relations, Rico Stubbs or Stacey Salanoa, Tel: 888 739 9477

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